Exhibit 12.1


                      Lexington Corporate Properties Trust
       Ratio of earnings to combined fixed charges and preferred dividends
                                    ($000's)
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
                                                           For the years ended December 31,
                                               ---------------------------------------------------------
                                       Six
                                      Months
                                      Ended
                                     June 30,
                                       2003       2002        2001        2000        1999        1998
                                    --------------------------------------------------------------------
Earnings
Income from continuing operations   $  9,801   $ 28,716    $ 17,499    $ 21,495    $ 20,828    $ 15,134
Interest expense                      25,416     33,920      33,198      29,266      28,754      22,893
Amortization expense - debt cost       1,624      1,218       1,404       1,064         968         930
Equity in earnings from joint
ventures                              (2,596)    (4,561)     (3,502)     (1,428)        (61)        (52)
Cash received from joint ventures      2,436      5,660       4,110         810          --           3
                                    --------   --------    --------    --------    --------    --------
Total                               $ 36,681   $ 64,953    $ 52,709    $ 51,207    $ 50,489    $ 38,908
                                    ========   ========    ========    ========    ========    ========

Fixed Charges
Interest expense                    $ 25,416   $ 33,920    $ 33,198    $ 29,266    $ 28,754    $ 22,893
Capitalized interest expense              48         24         168         241          --          --
Preferred stock dividend                 212        693       2,667       2,562       2,520       2,254
Amortization expense - debt cost       1,624      1,218       1,404       1,064         968         930
                                    --------   --------    --------    --------    --------    --------
Total                               $ 27,300   $ 35,855    $ 37,437    $ 33,133    $ 32,242    $ 26,077
                                    ========   ========    ========    ========    ========    ========

Ratio                                   1.34       1.81        1.41        1.55        1.57        1.49
                                    ========   ========    ========    ========    ========    ========

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